Exhibit 99.1

Ethan Allen to Present at Sidoti Conference; Comments on
Current Business Outlook

DANBURY, CT., April 4, 2005 -- Ethan Allen Interiors Inc. (NYSE: ETH) will be presenting at the Sidoti Conference on April 6, 2005.

In anticipation of being asked to comment on current business trends, Chairman and CEO, Farooq Kathwari, said, “We expect delivered sales for the quarter to be about $230 million and diluted earnings per share to be about $0.50 before any adjustment for lease accounting as discussed below.”

Ethan Allen will be reporting earnings for the quarter on April 20th.

Mr. Kathwari further commented, “The March quarter was impacted by a sluggish economy, Easter falling in March as compared to April last year, and the implementation of everyday pricing. We have completed the major transition of bringing in new, modern and fresh casual products to our stores during the quarter. We have continued to strengthen our retail network, sourcing and logistics, and we believe the Company is well positioned to grow. In addition our strong financial position enabled us to continue our share repurchase program by buying an additional 592,000 shares during the quarter.”

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under accounting principles generally accepted in the United States of America. Specifically, the SEC’s letter clarified the appropriate accounting for (i) the amortization of leasehold improvements, (ii) landlord and tenant incentives (specifically, construction allowances), and (iii) the recognition of rent expense when the lease term in an operating lease contains periods of free or reduced rents (i.e. “rent holidays”

Exhibit 99.1

and/or rent escalation provisions). While this guidance is applicable to all companies, it has especially impacted the retail and restaurant industries.

In response to the SEC’s letter, the Company is working diligently to complete an analysis of its lease arrangements and related lease accounting practices. However, the Company has yet to determine the final amount of any adjustments which might be required and whether such adjustments, if any, will lead the Company to conclude that a restatement of previously reported financial information is necessary. Although any necessary adjustments may impact net income, they are not expected to have any impact on previously reported revenues, gross margin, same store sales, cash balances, inventory, or compliance with any of the Company’s debt covenants.

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 312 retail stores in the United States and abroad, of which 123 are Company-owned. Ethan Allen has 12 manufacturing facilities, which include 2 sawmills, located throughout the United States.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.